EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information:

Robert T. Trebing, Jr.

Sr. Vice President & CFO

949-255-2000

btrebing@gardenburger.com

GARDENBURGER, INC. ANNOUNCES DELAY IN FILING OF QUARTERLY REPORT ON FORM 10-Q FOR QUARTER ENDED DECEMBER 31, 2004

IRVINE, CA. (February 22, 2005) — Gardenburger, Inc. (OTCBB: GBURE), announced today that the filing of its  Quarterly Report on Form 10-Q  for the quarter ended December 31, 2004 would be delayed beyond the extended filing date of February 22, 2005.  Gardenburger was unable, without unreasonable effort or expense, to finalize its financial statements and related disclosures.

Gardenburger did not timely file its Annual Report on Form 10-K for the year ended September 30, 2004.  Due to the additional time and effort that has been required to complete the review of the Annual Report on Form 10-K, which was filed on February 18, 2005, Gardenburger is still in the process of completing its quarter-end financial review and cannot complete this process within the prescribed time period without unreasonable effort or expense. The Form 10-Q for the quarter ended December 31, 2004 will be filed as soon as is practicable.

Founded in 1985, Gardenburger, Inc. is the creator of the original veggie burger and an innovator in meatless, 100% natural, low-fat food products.  The company distributes its meatless products to more than 35,000 foodservice outlets throughout the United States and Canada.  Retail customers include more than 30,000 grocery, natural food and club stores.  With manufacturing operations based in Clearfield, Utah, the Company employs approximately 172 people. www.gardenburger.com

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Statements in this press release about future events or performance are forward-looking statements that are necessarily subject to risk and uncertainty.  The Company’s actual results could be quite different.  Important factors that could affect results include the Company’s dependence on product acceptance, the Company’s ability to execute its distribution plan, effectiveness of the Company’s sales and marketing efforts, and intense competition in the veggie burger and other meat alternatives industry, which the Company believes will continue.  Other important factors that could affect results are set forth in the Company’s periodic filings with the SEC.  Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.